UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Hickory Tech Corporation
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221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON
TUESDAY, MAY 8, 2012

The Annual Meeting of the Shareholders of Hickory Tech Corporation (“HickoryTech”) will be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota, on Tuesday, May 8, 2012 at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect the three directors named in the attached proxy statement to serve for ensuing three-year terms;

2.	To ratify Grant Thornton LLP as our independent registered public accounting firm and auditors for 2012;

3.	To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on March 13, 2012, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Shareholders of record as of March 13, 2012 have been mailed a notice of availability of proxy materials which indicates how to access our proxy materials and vote through the Internet or by mail. The notice also includes instructions on how to receive a printed copy of our Annual Meeting materials including our proxy and Annual Report on Form 10-K, by mail, if desired.

You are cordially invited to attend the Annual Meeting.  To ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible.

BY THE ORDER OF THE
BOARD OF DIRECTORS
HICKORYTECH CORPORATION

Dale E. Parker
Board Chair

Mankato, Minnesota
March 29, 2012

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 8, 2012.

Our proxy statement, the form of our proxy card, and Annual Report on Form 10-K can be viewed online at www.hickorytech.com/proxy.

HICKORYTECH CORPORATION
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 8, 2012

SOLICITATION

The Company has made our Annual Meeting materials available to you on the Internet.  Or, upon your request, printed versions of these materials will be made available to you by mail, in conjunction with the Company’s solicitation of proxies for use at our Annual Meeting of Shareholders to be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota on Tuesday, May 8, 2012, at 10:00 a.m. (Central Daylight Time) or at any adjournment of that meeting.  All properly executed proxies will be voted at the meeting.

INTERNET AVAILABILITY OF ANNUAL REPORT AND PROXY MATERIALS

As provided under U.S. Securities and Exchange (SEC) rules, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of automatically mailing printed copies to each shareholder.  Beginning March 29, 2012, we mailed to our shareholders a notice containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report on Form 10-K.  This notice also instructs you on how to vote through the Internet or by mail.  If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise.  This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources.  However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice.

REVOCABILITY OF PROXY

Your proxy may be revoked at any time before it is exercised by filing a later dated proxy (by mail, Internet or telephone) or a written notice of revocation with our Corporate Secretary, or by voting in person at the Annual Meeting.  Unless it is revoked, your proxy will be voted in the manner set forth in this proxy statement or as you specify in your proxy card.

VOTING

You must be a shareholder of record at the close of business on March 13, 2012 to be entitled to vote at the Annual Meeting.  As of that date, there were 13,482,653 shares of our common stock outstanding.

For each share held, shareholders may cast one vote for each proposal identified on the notice.  For each share held, you may cast one vote for each of the three directorships to be filled at this meeting.  If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.  You may vote your shares by Internet, toll-free telephone call or by mail. The procedures for voting by Internet and by mail are described on the notice.  The Internet and telephone voting procedures are designed to verify your identity, allow you to give voting instructions, and confirm that your instructions have been recorded properly.   You may also request written proxy materials, including a proxy card by following the instructions included in the notice.

A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the meeting.  We will count abstentions as present or represented at the meeting for purposes of determining whether a quorum exists and for purposes of calculating the number of votes cast, but will not consider abstentions as votes in favor of the matter.  We will treat broker non-votes as present and entitled to vote for purpose of the presence of a quorum, but not present and entitled to vote for purposes of determining whether the requisite vote has been obtained on a specific matter.  Therefore, broker non-votes will have no effect on the outcome of the matter.

A plurality of the voting power of the shares present or represented at the meeting and entitled to vote at a meeting at which a quorum is present is required for the election of each director.

ITEMS REQUIRING YOUR CONSIDERATION

The following items in this proxy statement require your consideration and approval:

1.	Election of three directors named in this proxy statement for three-year terms. See below for additional information.

2.	Ratification of Grant Thornton LLP as the Company’s Independent Registered Accounting Firm and Auditors for 2012. See page 36.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors (“Board”) is divided into three classes with each class of directors serving for a three-year term. You are being asked to consider the election of three directors at the Annual Meeting.  The terms of directors Lyle T. Bosacker, Myrita P. Craig and John W. Finke expire in 2012, and the Board has nominated Messrs. Bosacker and Finke and Ms. Craig for re-election to the Board, each for three-year terms.  Proxies may not be voted for more than three nominees.

There are currently nine directors on our Board of Directors, all of whom have served as directors for more than one year.  The Board believes it can effectively represent the shareholders and carry out their responsibilities with a nine member Board.

The following table provides information, as of February 28, 2012, about the nominees for election.  The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance/Nominating Committee and the Board to determine that the person should serve as a director for our Company in 2012.

The Board of Directors Unanimously Recommends that Shareholders Vote for All Nominees

You may vote for all, some or none of the nominees for election to the Board.  Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees.  If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine.  Directors will be elected by a plurality of the votes cast.

The following table provides information about our directors, whose terms expire in 2012, 2013, and 2014.

TERMS ENDING IN 2012 AND NOMINEES FOR TERMS ENDING IN 2015

LYLE T. BOSACKER has served as a director since 1988.  Mr. Bosacker, age 69, retired as President of CEO Advisors, Inc., a management consulting and information system planning services firm, in 2004.  Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.  Mr. Bosacker’s qualifications to serve on our Board include his business leadership experience, extensive experience in information technology, and his experience in management consulting as an owner of his own business.

MYRITA P. CRAIG has served as a director since 1998 and was Chair of the HickoryTech Board from January 2003 to December 2004.  Ms. Craig, age 57, has served as President for Blackbook Experience Management group since September 2010.  Ms. Craig was previously engaged with the Cincinnati USA Regional Chamber as Executive Director, office of Agenda 360, from January 2009 through August 2010.  She served as the Vice President of the Cincinnati USA Regional Chamber from June 2002 through January 2009 and was the Chief Executive Officer of Sapientia Consulting from May 1999 through June 2002.  Prior to establishing the consulting firm, Ms. Craig was employed, from 1984 to 1999, by Cincinnati Bell, Inc., a provider of telecommunication services, where she had assignments in strategic planning, corporate development, and operations, lastly as Vice President of Customer Sales and Service.  Ms. Craig’s qualifications to serve on our Board include extensive experience in the telecommunications industry and her leadership, general business, customer operations and marketing experience.

JOHN W. FINKE has served as a director since 2006.  Mr. Finke, age 49, has served as President and Chief Executive Officer (CEO) of HickoryTech Corporation since 2006.  Mr. Finke has been with HickoryTech since 1996, and served as HickoryTech’s Chief Operating Officer and Executive Vice President from 2005 to 2006, its President of Telephone Operations from 2003 to 2005, and President of HickoryTech’s Network Design and Operations Division from 2000 to 2003. Prior to joining HickoryTech, Mr. Finke held numerous engineering and management positions with GTE Telephone Operations and Contel of Indiana from 1984 to 1996, both companies were providers of telecommunications services.  Mr. Finke is a director of Jones Metal Products, Inc., of Mankato, Minnesota, a full service metal fabrication business.  Mr. Finke holds an MBA.  His qualifications to serve on our Board include his deep technical, operational and senior leadership experience, his extensive experience in the communications industry, and his experience with acquisitions and divestitures, and integration of acquisitions.

CONTINUING DIRECTORS
TERMS ENDING IN 2013

DIANE L. DEWBREY has been a director since 2009 and has served as Vice Chair of the HickoryTech Board of Directors since January 2011.  Ms. Dewbrey, age 47, has been employed by Foundation Bank, a Washington State chartered commercial bank since 2006, most recently in the role of CEO and director. Ms. Dewbrey was employed by Fifth Third Bancorp, a diversified financial services company, from 1987 to 2005, lastly as Director of Central Operations, Bancorp Corporate Officer and Senior Vice President.  Ms. Dewbrey’s qualifications to serve on our Board include senior leadership experience serving as CEO of a commercial bank and specific expertise and knowledge in the various areas of banking, finance, corporate governance, compensation, operations, and mergers and acquisitions.

LYLE G. JACOBSON has served as a director since 1989.  Mr. Jacobson, age 70, retired in 2007 as the President and CEO of Katolight Corporation (now MTU Onsite Energy), a manufacturer of diesel and gas powered electrical generator sets and generator controls, in Mankato, Minnesota.  He served as Katolight President and CEO from 1985 until he retired in 2007.  Mr. Jacobson’s qualifications to serve on our Board include senior leadership experience serving as President and CEO of Katolight Corporation and specific expertise in the areas of human resources, quality, customer service and finance.

CONTINUING DIRECTORS
TERMS ENDING IN 2014

ROBERT D. ALTON, JR. has served as a director since 1993.  Mr. Alton, age 63, served as President, CEO and Chair of the Board of HickoryTech from 1993 to 2002.  Prior to joining HickoryTech, Mr. Alton served as President of Telephone Operations for Contel Corporation, a provider of telecommunication services, and was employed in various executive and financial capacities at Contel Corporation for 21 years.  Mr. Alton’s qualifications to serve on our Board include extensive experience in the telecommunications industry, his executive leadership experience and his financial expertise.

JAMES W. BRACKE has been a director since 2004 and served as Chair of the HickoryTech Board from January 2009 through December 2010.  Mr. Bracke, age 64, serves as the CEO for National Green Gas LLC, which employs a novel green technology to economically convert medical wastes into energy.  Since 2006, Mr. Bracke has served as the President of Boulder Creek Consulting, LLC, a business and technology consulting firm.  From 2004 to 2006, Mr. Bracke served as Vice President of EPIEN Medical, a privately held medical device company focused on developing, manufacturing and marketing agents for skin disorders.  From 1981 to 2004, Mr. Bracke was President and CEO and a director of Lifecore Biomedical, Inc., a healthcare medical device manufacturer.  He is a director of Image Sensing Systems, Inc., of St. Paul, Minnesota, a technology company focused in infrastructure product improvement through the development of software-based detection solutions for the Intelligent Transportation Systems Sector.  Mr. Bracke’s qualifications to serve on our Board include extensive experience in senior executive management positions in the public-reporting corporate environment, financial expertise, as well as cross-board experience from serving as a director for three public organizations.

R. WYNN KEARNEY, JR. has been a director since 1993 and served as Chair of the HickoryTech Board from January 2007 to December 2008.  Mr. Kearney, age 68, has been in private practice since 1972 with the Orthopaedic & Fracture Clinic, P.A., with offices in southern Minnesota, and is its senior surgeon.  Mr. Kearney is an Associate Clinical Professor of the University of Minnesota Medical School and a minority owner of the Minnesota Timberwolves NBA basketball team.  He is also a director of Exactech, Inc. of Gainesville, Florida, a developer, manufacturer and distributor of orthopaedic implant devices to hospitals and physicians.  Mr. Kearney’s qualifications to serve on our Board include cross-board experience gained from service on multiple private and public company boards, and non-profit boards, and his leadership experience in business and professional organizations.

DALE E. PARKER has been a director since 2006 and has served as Chair of the HickoryTech Board of Directors since January 2011.  Mr. Parker, age 60, is currently serving as interim Chief Financial Officer (CFO) for Ener1, Inc., an energy storage technology company that develops lithium-ion-powered storage solutions for application in the electric utility, transportation and industrial electronics markets.  Mr. Parker worked as CFO of Neenah Enterprises, Inc., an independent foundry in 2010. From 2009 to 2010 Mr. Parker was the Vice President of Finance for Paper Works, a producer of coated recycled paper board.  Mr. Parker was CFO at Forest Resources, LLC, a company focused on paper product production and conversion, from 2007 to October 2008.  From 2006 to 2007, Mr. Parker was CFO at Vitex Packaging Group, a manufacturer of packaging for tea and coffee brands.  From 2000 to 2006 Mr. Parker served as Vice President, CFO, and board member of Appleton Papers, Inc., a leading manufacturer of specialty, value-added coated paper products, including carbonless thermal and security papers.  Mr. Parker is a CPA and holds an MBA.  Mr. Parker’s qualifications to serve on our Board include his extensive experience working in senior executive positions for both public and private companies in a variety of industries and his expertise with financial statement preparation and SEC reporting gained from his experience as a CFO.

COMPENSATION OF DIRECTORS

We pay our directors through a role-based structure that compensates directors for their ongoing consultation, participation and engagement versus activity only.

The annual Board retainer for each independent director is $47,500.  Of this retainer, $25,000 is paid in HickoryTech stock, with the option to receive the remaining $22,500 of the annual retainer in cash or in shares of HickoryTech common stock.

To compensate for leadership responsibilities, the Board Chair receives an annual retainer, in addition to the retainer for serving as a Board director. Effective October 1, 2011, the Board authorized an increase in the annual retainer for the Board Chair from $20,000 to $25,000 based on a review of compensation for chairs at comparably sized companies.

Each Audit Committee member receives an annual retainer of $5,750, with the Audit Committee chair receiving an additional $7,500 for the responsibilities associated with serving as chair. Each Compensation Committee member receives an annual retainer of $5,000, with the Compensation Committee chair receiving an additional $6,000 annual retainer for serving as chair.  Each Governance/Nominating Committee member and Finance and Planning Committee member receives an annual retainer of $5,000, with the chairs of these committees receiving an additional $5,000 annual retainer for the responsibilities associated with serving as committee chair.  If an ad hoc committee is established by the Board, the Compensation Committee will establish appropriate compensation for the ad hoc role.

All retainers for Board or committee roles are paid quarterly.  Each director is required to attend 75% of all scheduled Board and committee meetings for the committees of which they are members. If attendance is less than 75%, the director’s annual retainer will be reviewed and potentially adjusted by the Board.  Directors are also reimbursed for all travel expenses associated with meeting attendance.  Directors are eligible to participate in the HickoryTech Foundation Matching Gift Program. This Program allows a match of up to $1,000 in eligible non-profit donations, in each Foundation fiscal year.

Directors who have served three consecutive Board terms or who leave the Board as the result of a change of control, are entitled to receive a $20,000 annual retainer for three years after they terminate their positions as Board members.  They also continue to be eligible for matching charitable gift contributions through the HickoryTech Foundation during this three-year period.  These benefits are available to each director who was a director on the Board as of April 29, 2008.  Any director joining the Board after April 29, 2008 is not eligible for these benefits.

Because he is an employee of HickoryTech, Mr. Finke, our Chief Executive Officer and member of our Board of Directors, receives none of these fees or equity grants for his service as a member of the Board.

DIRECTOR COMPENSATION FOR 2011

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert D. Alton, Jr.	33,250	25,000	-	-	6,720	-	64,970
Lyle T. Bosacker	40,750	25,000	-	-	-	-	65,750
James W. Bracke	37,500	25,000	-	-	6,720	1,000	70,220
Myrita P. Craig	38,500	25,000	-	-	-	750	64,250
Diane L. Dewbrey	38,250	25,000	-	-	-	1,000	64,250
Lyle G. Jacobson	32,500	25,000	-	-	-	-	57,500
R. Wynn Kearney, Jr.	33,250	25,000	-	-	-	-	58,250
Dale E. Parker	53,750	25,000	-	-	6,720	-	85,470

(1)
Mr. Finke, our President and Chief Executive Officer, also serves as a director and is not included in this table because he does not receive compensation for his service as a director.  The compensation received by Mr. Finke as an employee is shown on the Summary Compensation Table on page 25.

(2)
This column reflects all fees paid or payable in cash.  If a director has forgone cash payment of the annual retainer for compensation in the form of HickoryTech common stock, the amount is shown in the Fees Earned or Paid in Cash Column instead of the Stock Awards Column.  Mr. Bosacker and Mr. Jacobson have each elected to forgo the cash payment of the annual Board retainer for compensation in the form of HickoryTech common stock.

(3)	Reflects the aggregate grant date fair value of stock received in 2011, computed in accordance with FASB ASC Topic 718.

(4)
There were no stock option awards granted to directors in fiscal year 2011.  As of December 31, 2011, each director has the following number of options outstanding: Mr. Bosacker, 10,000; Mr. Bracke, 5,000; Ms. Craig, 10,000; Mr. Jacobson, 10,000; and Mr. Kearney, 10,000.

(5)
Reflects the 2011 accrual for the Board retainer due to eligible directors when they leave the Board after serving three consecutive Board terms or, regardless of the length of service, after a change in control and related events concerning HickoryTech.

(6)
Directors may participate in the HickoryTech Foundation Matching Gift Program on the same terms as HickoryTech employees.  Under the Matching Gift Program, the Foundation matches up to $1,000 a year in contributions by any full-time employee or director to eligible charitable organizations.  The Foundation’s fiscal year runs from March through February.  The amounts shown reflect all matches made on behalf of the director through the HickoryTech Foundation Matching Gift Program.

CORPORATE GOVERNANCE MATTERS

The Board Of Directors And Committees

During fiscal year 2011, our Board of Directors held eight meetings.  All of the meetings were regularly scheduled.  We have four Board committees.  Each director attended at least 75% of the Board meetings and committee meetings for their assigned committees.  It is HickoryTech’s philosophy that all directors participate in the Annual Shareholder Meeting and all directors attended the Annual Meeting held May 17, 2011.

The Board of Directors maintains that having an independent director serve as Chair of the Board, separate from HickoryTech’s CEO position, is an effective and efficient leadership structure for the Company and demonstrates our commitment to good corporate governance.  This structure ensures a greater role for the independent directors in the oversight of the Company.

The Board is actively involved in the oversight of risks that could affect the Company.  This oversight is conducted primarily through committees of the Board, but the full Board has retained responsibility for general oversight of risks, with review of certain areas being conducted by the relevant Board committees.  Full reports are provided by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.  Management reporting processes also help enable Board risk oversight and are designed to provide visibility with the identification, assessment and management of critical risks and risk mitigation strategies.  These include competitive, economic, operational, financial, regulatory, legal compliance, political and other risks.

Our Board has determined, based on written questionnaires and inquiry that, with the exception of Mr. Finke, our CEO, each of our directors is “independent” under applicable rules.  Except for Mr. Finke and Mr. Alton, no director identified any dealings between the director, members of the director’s family, or any controlled entity and HickoryTech, other than dealings in the director’s capacity as such.  In considering Mr. Alton’s independence, the Board considered (1) his prior services as an officer, and (2) the Supplemental Retirement Account, retiree health care benefit and a small telephone concession benefit we maintain on his behalf as a former officer.  Because Mr. Alton’s service as an officer terminated more than nine years ago and the continuing retirement benefits he receives were not believed significant, the Board concluded that Mr. Alton is independent.

The Audit Committee consists of Messrs. Bosacker (chair), Alton, Kearney and Ms. Dewbrey, each of whom is an independent director within the meaning of the requirements of the NASDAQ Stock Market applicable to Audit Committees.  The Audit Committee reviews the internal controls of HickoryTech and its financial reporting and meets with the independent auditors on these matters.  The Audit Committee is responsible for the review of all interested party transactions and, although it does not have written policies as to the standards of approval consistent with the fiduciary obligations by which it is bound, approves only those transactions that it believes are in the best interests of the corporation and on terms at least as favorable as could be obtained from unaffiliated parties.  The Audit Committee has the sole authority to appoint, review and discharge HickoryTech’s independent auditors.  Our Board has determined that Mr. Alton is an Audit Committee financial expert as defined under applicable SEC rules.  The Board adopted and approved a written charter for the Audit Committee, a copy of which can be found on the Company’s website, www.hickorytech.com.  This Committee held five meetings in 2011.

The Compensation Committee consists of Ms. Craig (chair), and Ms. Dewbrey and Messrs. Jacobson and Kearney, each of whom is an independent director under applicable NASDAQ rules.  The Compensation Committee is responsible for determining the compensation for executive officers and directors, and assessing the effectiveness and risk exposure of the compensation programs.  The Compensation Committee makes recommendations to the Board regarding compensation for executive management and directors of HickoryTech.  The Board adopted and approved a written charter for the Compensation Committee, a copy which can be found on the Company’s website at www.hickorytech.com.  This Committee held five meetings in 2011.

The Governance/Nominating Committee, which consists of Messrs. Parker (chair), Bracke and Jacobson and Ms. Dewbrey, held four meetings in 2011.  This Committee’s objective is to maintain a strong Board for HickoryTech, to ensure appropriate governance practices and to make recommendations on Board Committee assignments and candidates for directorship.

The Finance and Planning Committee, consists of Messrs. Bracke (chair), Alton and Bosacker and Ms. Craig, and has an objective to review operational financial processes and results, to evaluate risks and ensure the maximization of the financial resources of HickoryTech.  The Finance and Planning Committee held three meetings in 2011.

HickoryTech has had an annual Board evaluation process in place since 2004.  This system is periodically reviewed and enhancements are made to the process as applicable.  We continue to monitor and evaluate Board effectiveness to maintain and improve our governance and Board practices.

Nominations

The Governance/Nominating Committee, composed entirely of directors who qualify as independent under applicable NASDAQ rules, is the standing Committee responsible for determining the slate of director nominees for election by shareholders, which the Committee recommends for consideration by the Board.  The Committee has adopted a written Governance/Nominating Committee Charter, a copy of which can be found on the Company’s website at www.hickorytech.com.  Any director elected to fill a vacancy shall have the same remaining term as that of such director’s predecessor.  Vacancies on the Board of Directors resulting from the death, resignation, removal, or disqualification of the director may be filled by the affirmative vote of a majority of the remaining members of the Board.

The Board seeks independent directors who represent diverse backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  Although the Board does not have a formal diversity policy, the objective of the Board is to reflect diversity including persons diverse in business background, gender and ethnicity.  The Governance/Nominating Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties with loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity, and experience with a high level of responsibility within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and communication technologies.  In general, candidates who hold an established executive level position in business, finance, strategic planning, or communications will be preferred. The Governance/Nominating Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.  When current Board members are considered for nomination for re-election, the Governance/Nominating Committee also takes into consideration their prior HickoryTech Board contributions, performance, and meeting participation.  The Governance/Nominating Committee may use paid third parties to help identify nominees, to conduct appropriate background checks, and to verify credentials of nominees.

The Governance/Nominating Committee will consider qualified candidates submitted by our shareholders for possible nomination.  If you wish to make such a submission, you should send the following information to the Governance/Nominating Committee c/o Corporate Secretary at the address listed in the following section, “Shareholder Communications With Board”:  (1) name of the candidate, a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder, including the number of shares currently held.

The Governance/Nominating Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve, and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), the Governance/Nominating Committee may invite those who appear best suited to meet our needs to participate in a series of interviews that will be used as a further means of evaluating potential candidates.

On the basis of information learned during this process, the Governance/Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting.  The Governance/Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted through this process to our Governance/Nominating Committee in conjunction with the Annual Meeting to be held in 2012.  Any shareholders desiring to present nominations for consideration by the Governance/Nominating Committee prior to the Annual Meeting held in 2013, must do so by January 8, 2013 in order to provide adequate time to duly consider the nominee and comply with our by-laws.

Stock Ownership Guidelines

In 2011, the Governance Committee recommended, and the Board approved, revisions to our stock ownership guidelines for directors and officers.  The following table outlines the share ownership guidelines.

Position	Shares
President/CEO	100,000 shares
Chief Operating Officer	35,000 shares
Chief Financial Officer	30,000 shares
Other Officers	10,000 shares
Board of Directors	10,000 shares

The guidelines outline that directors and officers have five years from the time they enter their position to obtain the ownership levels.  Stock options are considered at 30% of the granted shares for this calculation.    As of December 31, 2011, each executive officer and director is currently in compliance with these guidelines or is within the five-year time period to achieve the ownership levels.

Shareholder Communications With Board

The Board of Directors has implemented a process by which our shareholders may send written communications to the Board’s attention.  Any shareholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the HickoryTech Board of Directors, c/o HickoryTech Corporate Secretary, David A. Christensen, HickoryTech Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248.  The Corporate Secretary has been instructed by the Board to promptly forward all communications so received to the full Board or the individual Board member(s) specifically addressed in the communication.

SECURITY OWNERSHIP

No shareholder held more than 5% of our common stock as of March 4, 2012.  Directors, nominees and the executive officers of HickoryTech named under the “Summary Compensation Table” own the following shares of common stock of HickoryTech as of March 4, 2012:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Common Stock
Robert D. Alton, Jr.	71,980		*
Lyle T. Bosacker	428,657	(b)(c)	3.1%
James W. Bracke	25,810	(c)	*
Myrita P. Craig	22,736	(c)	*
Diane L. Dewbrey	12,674	(d)	*
John W. Finke	164,326	(c)(e)(f)(g)	1.2%
Lyle G. Jacobson	62,323	(c)(h)	*
R. Wynn Kearney, Jr.	128,890	(c)(i)	*
Dale E. Parker	17,639	(j)	*
David A. Christensen	119,669	(c)(e)(f)	*
Damon D. Dutz	21,617		*
Mary T. Jacobs	80,133	(c)(e)(f)	*
Lane C. Nordquist	68,254	(c)(e)(f)	*
Walter A. Prahl	32,411	(f)	*

All of the above and other executive
officers as a group (15 persons)	1,260,452	(k)	9.2%

 * Less than 1%

(a)	Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

(b)	Includes 263,253 shares held by Mr. Bosacker’s spouse.

(c)
Includes shares which may be acquired within 60 days after March 4, 2012 through the exercise of stock options as follows:  Mr. Bosacker, 5,000; Mr. Bracke, 5,000; Ms. Craig, 5,000; Mr. Finke, 59,500; Ms. Jacobs, 34,500; Mr. Jacobson, 5,000; Mr. Kearney, 5,000; Mr. Christensen, 26,000; and Mr. Nordquist, 27,000.

(d)	Includes 3,000 shares held by Ms. Dewbrey’s spouse.

(e)
Includes shares held in a trust under the long-term portion of HickoryTech’s Executive Incentive Plan as follows: Mr. Christensen, 29,946; Mr. Finke, 13,207; Ms. Jacobs, 9,322; and Mr. Nordquist, 6,312.

(f)	Includes restricted shares of HickoryTech stock as follows: Mr. Finke, 30,185; Mr. Christensen, 9,054; Mr. Nordquist, 9,054; Ms. Jacobs, 7,545; and Mr. Prahl, 9,054.

(g)	Includes 54,475 shares held by Mr. Finke’s spouse.

(h)	Includes 19,764 shares held by Mr. Jacobson’s spouse. Includes 8.3% of ownership interest by an investment club in HickoryTech stock which amounts to 96 shares (total shares held by club is 1,160).

(i)	Includes 45,000 shares held in a profit sharing trust, 12,783 shares held in a family foundation, and two trusts for Mr. Kearney’s children, each holding 7,160 shares.

(j)	Includes 287 shares held by Mr. Parker’s spouse.

(k)
Includes all shares owned by all 15 persons: (1) 58,787 shares held in a trust for the benefit of executive officers pursuant to the long-term portion of HickoryTech’s Executive Incentive Plan; (2) 45,000 shares held in a profit sharing trust; (3) 12,783 shares held in a family foundation; (4) 14,320 held in two separate trusts for children; (5) 340,779 shares held by spouse of a director or executive officer; (6)  96 shares owned through an investment club; (7) 175,333 shares which may be acquired within 60 days after March 4, 2012, through the exercise of stock options and (8) 64,892 restricted shares that were awarded March 2, 2012.

OTHER EXECUTIVE OFFICERS

In addition to Mr. Finke, the executive officers of HickoryTech are as follows:

DAVID A. CHRISTENSEN, age 59, has served as a Senior Vice President since 2005 and as our CFO and Treasurer since 1986, initially joining the Company as our Controller in 1979.  He also has served as our Corporate Secretary since 1993.  Mr. Christensen received his Certified Public Accountant (CPA) license and, prior to joining HickoryTech, was a CPA for KPMG LLP, an audit, tax and advisory firm.

DAMON D. DUTZ, age 63, retired in September 2011.  He had served as a Vice President from 2006 through September 2011 and as President of our Consumer and Network Solutions Division from September 2007 until his retirement, as President of our Consumer Solutions Division from February 2006 through August 2007, and as the Director of Operations for our Telephone Operations Sector from June 2000 to February 2006.  Prior to joining HickoryTech, Mr. Dutz held numerous operations and management positions with GTE Telephone Operations.  GTE was a provider of telecommunication services.

MARY T. JACOBS, age 54, has served as a Vice President since 1996, as our Vice President of Human Resources since 1998, and as our Director of Human Resources from 1993 to 1997.  Prior to joining HickoryTech, Ms. Jacobs was Director of Human Resources for a division of International Multifoods, a food service company.

LANE C. NORDQUIST, age 61, has served as our Chief Information Officer since 2010 and has served as a Vice President and as the President of our Information Solutions Division since joining the Company in 2000.  Prior to joining HickoryTech, Mr. Nordquist worked for Select Comfort Corporation from 1996 to 2000 as its Vice President and Chief Information Officer.  Select Comfort Corporation is a bedding manufacturer.

WALTER A. PRAHL, age 58, has served as a Vice President since 2006, as President of our Business and Wholesale Solutions Division since 2010, as President of our Wholesale Solutions and Business Development Division from 2007 to 2010, and as President of our Transport Solutions Division from 2005 to 2007.  Mr. Prahl worked for ALLETE from 1977 to 2005 and was in the position of Chief Operating Officer of Enventis Telecom when we acquired that company in 2005.

CAROL A. WIRSBINSKI, age 49, joined HickoryTech in April 2011 as our Chief Operating Officer (COO) and a Vice President of the Company.  Prior to joining HickoryTech, Ms. Wirsbinski was CEO/President of CitiLink Communication, a provider of wireless broadband telecommunication services, from May 2009 through December 2010, the Sr. Vice President of Sales for Iconoculture, a global consumer research and advisory company, from March 2007 through October 2008, and she worked in various sales and operational leadership positions for Integra Telecom, a facilities-based telecommunications services provider for business customers, from March 2000 through November 2006.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

It is our objective to maintain a compensation structure that will attract and retain highly qualified executives, and motivate them to achieve strong results.  Executives will be compensated at a competitive level, using as a guideline, market compensation data for similarly situated executives at companies of a comparable size, especially those companies in our industry.

Our compensation program is a combination of base pay and pay at risk.  It emphasizes pay for performance and compensation is dependent upon achievement of corporate objectives, as well as individual performance.  Our compensation program is intended to reward performance which drives successful Company results, enhances a culture that is team focused, and rewards both individual success and the success of the overall organization, while considering shareholder return.

The Compensation Committee and Board believe that the compensation package for executive officers should consist of three principal components:

▪	Annual base salary
▪	Annual incentive, earned in cash and dependent on the Company’s annual financial performance
▪	Long-term incentive compensation focusing on the Company’s long-term strategic objectives, earned in the form of restricted stock.

The Committee considers multiple factors when determining the total at-target compensation (the sum of base salary, annual incentive and long-term compensation) for each position.  The Committee uses market compensation data for similarly situated executives at competitive companies as a guideline in determining compensation, and generally looks at the median of the market as the guideline for all aspects of compensation. However, there will be variance from these guidelines based upon the role of the position within our organization and the executive’s experience and performance in achieving objectives.

On average, 60% of the compensation provided to our CEO is performance based, and for our other named executive officers, approximately 40% to 50% of their compensation is performance based, dependent on their position.  The combination of base salary, annual incentives and long-term incentive programs provide a balance and encourage executives to remain focused on both the short and long-term operational and financial goals of the Company which are aligned with the interests of our shareholders.

The Compensation Committee evaluates the competitive levels of compensation for the CEO and other executives.  The Committee hires an external compensation consultant at least once every three years to assist in reviewing the external marketplace and ensuring that the Company maintains its ability to attract and retain superior employees in key positions.  The most recent review was conducted in 2009.

Administration of Our Compensation Program—Role of Compensation Committee

Our Compensation Committee is responsible for establishing and implementing the compensation program for executives.  During 2011, each member of the Compensation Committee was an independent director as defined by the listing requirements of the NASDAQ Stock Market.  The Committee ensures that the total at-target compensation established for the executive team is fair, reasonable and competitive, and that it supports the Company’s objectives.

The Compensation Committee annually considers and approves the base salary for our executive officers and recommends to the Board, for its approval, the financial performance objectives under our annual incentive plan, referred to as the Executive Incentive Plan.  The Compensation Committee also administers our Long-Term Executive Incentive Program, which provides compensation for achievement of longer-term strategic goals and they approve, and recommend to the Board for its approval, the grant of any discretionary equity-

based benefits such as stock grants or stock options.  The Compensation Committee retains the discretion to recommend to the Board special compensation treatment beyond the compensation plans outlined if they determine appropriate.

Our full Board, without the participation of our executive officers who may be Board members, has authority to approve the financial performance objectives and any payouts under both our annual Executive Incentive Plan and the Long-Term Executive Incentive Program.

Our President/CEO annually reviews the performance of the executives and provides a recommendation to the Compensation Committee for the annual base salary levels of our executives.  The Compensation Committee considers the recommendation of the President/CEO in determining the salary levels of executives, together with other statistical and competitive information.  Our President/CEO does not, however, make a recommendation regarding his own compensation or participate in the executive session of the Compensation Committee at which his own salary level is approved.

We conduct a survey of peer and similarly sized companies not less than once every three years to provide market compensation data for our compensation decisions and to make certain our compensation programs are not inconsistent with market focus.  In 2009, the Compensation Committee hired an external compensation consultant, Sibson Consulting, a division of the Segal Company, to assist in reviewing the market data and to make recommendations for the competitiveness and integrity of our executive compensation programs.  The Compensation Committee made the decision to contract with Sibson Consulting, and the consultant reported directly to the Compensation Committee for this study.  The consultant provided the Committee with relevant executive compensation trends along with market data on total compensation, base salary, annual and long-term incentives, and perquisites, as well as competitive information on change of control agreements.  The Committee considers input from the compensation study as one component in determining the executive compensation plans.  Our Compensation Committee considered information from the compensation consultant, which was derived from both published surveys and available proxy data for peer companies, to formalize its recommendation on the executive compensation structure.  For the 2009 compensation review, the peer group consisted of 12 companies.  The companies were selected based on revenue size, industry and comparable business lines and business complexity.  The peer group consisted of:

•	8x8
•	Alaska Communications Systems
•	CBeyond
•	Cogent Communications Group
•	Consolidated Communications Holdings
•	Iowa Telecommunication Services (since acquired by Windstream Corporation)
•	Knology
•	New Ulm Telecom
•	Otelco
•	Shenandoah Telecommunications
•	SureWest Communications
•	Warwick Valley Telephone

At the Annual Meeting of Shareholders held in 2011, the Company provided shareholders an advisory vote on executive compensation.  The shareholders voted to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis Section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The shareholder advisory vote was 5,685,499 shares “For” or in support of the executive compensation program (89% of the shares voted), 257,853 shares “Against” (4% of the shares voted), and 413,969 shares “Abstain” (7% of the shares voted).

The Committee took into account the result of the shareholder vote in determining executive compensation policies and decisions since the 2011 Annual Meeting of Shareholders.  The Committee viewed the vote as a strong expression of the shareholders’ overall satisfaction with the Company’s executive compensation programs.

Consistent with the shareholders’ preference expressed in voting at the 2011 Annual Meeting of Shareholders, the Company’s Board of Directors determined that an advisory vote on compensation of the Company’s named executive officers will be conducted every two years.  The next such shareholder advisory vote will take place at the Annual Meeting of Shareholders held in 2013.

Executive Compensation Components

We provide executives with a compensation package consisting of base salary and both short and long-term incentives, or at-risk compensation, which are payable in cash and stock-based awards.  Our annual executive incentive compensation is based on our Executive Incentive Plan and our Compensation Committee and Board establish financial goals under this plan annually.  Our longer-term executive incentive compensation is through our Long-Term Executive Incentive Program, which is tied to HickoryTech’s overall long-term strategic objectives.

The 2009 review of our executive compensation programs completed in conjunction with the external consultant validated the structure of our current executive compensation programs.  However, the review noted that actual at-target compensation currently being paid to our executives fell below market, primarily due to our executives’ base salaries continuing to be below market rates, along with lower at-target compensation under the Long-Term Executive Incentive Program. The Committee established the philosophy that executive base salaries should be at least at the minimum of the salary range for their position.  The Committee further recommended that more aggressive salary treatment continue in future years until the executive’s base salary is at a position in their salary range more reflective of their experience in the role, and all increases will be dependent upon performance and budgetary considerations.  The Board approved this philosophy and approach.

Base Salary.  Adjustments to base salary are considered by the Compensation Committee annually.  When determining base salary increases, the performance of the individual as well as the performance of HickoryTech is considered, along with the competitiveness of the base salary and internal equity.  Base salary increases for the President/CEO are recommended by the Compensation Committee and approved by the Board.  Our President/CEO reviews the performance of the other executives and provides a recommendation for base salary increases to the Compensation Committee for its review and approval.

In addition, base salaries and total compensation are reviewed at the time of promotion.  When determining increases to base salaries due to promotion, the change in responsibilities, the market compensation of the position, the competitiveness of the compensation and internal equity are considered.

Each executive position has an established salary range which is reviewed annually and may be adjusted based on published market data related to salary structure movement for similarly situated companies.  These ranges are used as guidelines and are one aspect of what the Committee considers when determining base salary compensation treatment for executives.

The Compensation Committee reviewed the performance of John Finke, our President and CEO, the performance of the Company and the salary range for his position and, based on that review, they recommended and the Board approved a 5% increase to Mr. Finke’s base salary.  This increase was effective April 1, 2011.  In addition, our President/CEO reviewed the performance of the executives on his team, and recommended to the Compensation Committee, base salary increases for this team.  These increases represented a merit increase based on performance and, for those executives whose base salaries were not yet at position in their salary range more reflective of their experience in the role, the increases were more aggressive.  Mr. Christensen, our CFO received a 7% increase; Mr. Dutz, President of our Consumer and Network Solutions Division, received a 7% increase; Mr. Prahl, President of our Business and Wholesale Solutions Division, received a 4.75% increase; Ms. Jacobs, Vice President of Human Resources, received a 2.75% increase; and Mr. Nordquist, President of our Information Solutions Division, received a 4% increase.  All these increases were effective April 1, 2011.

Performance-Based Incentive Compensation.  To motivate executives to achieve the Company’s business goals and reward them for achieving those goals, a portion of each executive’s compensation is performance based and at risk.  These at-risk incentive components include the Executive Incentive Plan (EIP), which is an annual cash-based incentive plan, and the Long-Term Executive Incentive Program (LTEIP), which is a multi-year stock based program implemented under our 1993 Stock Award Plan.

Annual Incentive—The Executive Incentive Plan (EIP).

Each executive is eligible to participate in the EIP, which provides them an opportunity to earn a cash incentive payment if the pre-established annual financial objectives are met.  Each executive has a targeted payout, which is expressed as a percentage of the executive’s base salary.  This is multiplied by the level of achievement of the weighted objectives established under the plan to determine the payout. Mr. Finke has an at-target incentive opportunity of 60% of his base salary.  Our Chief Operating Officer has an at-target opportunity of 55%, our Chief Financial Officer, and the Presidents of our business units have an at-target opportunity of 52.5% of their base salary, and our Vice President of Human Resources, has an at-target opportunity of 35%.

The EIP has a threshold that must be met prior to any payouts being made under the plan.  For 2011, the threshold was based on Adjusted Cash Flow.  The definition of Adjusted Cash Flow is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for the cash impacts of capital expenditures.  (See Non-GAAP Reconciliation Section on page 21).  The EIP threshold is typically achievement of 75% of the net budgeted Adjusted Cash Flow; however, for 2011 the threshold was established at 50% due to the uncertainty of capital expenditures needed to support the Broadband Stimulus grant we entered into in 2011, and the timing of reimbursements from the government under that grant.  Additionally, for 2011 the Committee and Board considered the key areas of focus necessary to achieve the Company’s strategy and established the EIP objectives and weightings.  Each objective was weighted to reflect the critical financial focus areas for the year.  After the threshold was met, the achievement for each objective was used to calculate the payout under the plan.  At least 85% of an individual financial objective has to be achieved in order to earn any payout under a specific objective.  If actual results achieved are lower than the pre-established objective, any awards earned are reduced 3% for each 1% the actual result is less than the objective, from the 85% to 100% achievement level. Objectives that are achieved at-target receive 100% of the award.  For any achievement over 100% of the objective, the payment is increased 3% for each 1% the actual results exceed the target, with a maximum 200% payout under each objective except for EBITDA.  The EBITDA objective has a different multiplier.  If the actual EBITDA results achieved exceed the objective by more than 101%, payment will be increased by 10% for every 1% actual results exceed the objective up to the 200% maximum payout.  EBITDA is a key financial measure for our Company and this payout structure helps ensure that this objective receives the necessary focus.  It is a stretch objective that can still be achieved above 100% with extraordinary effort.

The President/CEO and executives all share the same EIP objectives and weightings, although their at-target bonus amounts vary dependent on their position.  In order to achieve the strongest results, our executives must work together as one team, supporting each others’ work groups and efforts.  Therefore, the Committee recommended and the Board approved, one set of objectives shared by the President/CEO and all other executives.  In 2011, there were payouts earned under the EIP.  The Adjusted Cash Flow threshold was met and the pre-established financial objectives were all achieved above the 85% minimum level, and therefore, incentive awards were made to the President/CEO and all executives under the EIP.

The 2011 EIP objectives, weightings, results and awards earned are reflected in the following table.
	Net Income(1)	EBITDA(1)	Revenue
Weighting	20%	45%	35%
Objective	$8,353,120	$42,077,680	$162,662,386
Result	$9,533,012	$43,283,603	$163,538,602
% of Achievement	114.1%	102.9%	100.5%
Payout %	142.3%	122.0%	101.5%

(1)
When determining financial achievement for the 2011 incentives, the Compensation Committee recommended and the Board approved, eliminating $510,000 of unique one-time expenses associated with the acquisition of IdeaOne.  Net of the income tax effect of these expenses, excluding these expenses increases net income by approximately $296,000 for these purposes. These unbudgeted expenses were non-operating expenses associated with an acquisition which had no other impact on the 2011 financial results as the acquisition closed on March 1, 2012.

Long-Term Incentive—Long-Term Executive Incentive Program (LTEIP).

The LTEIP has a longer term focus than the annual incentive plan.  It is designed to drive shareholder value through alignment of executive pay with corporate strategic goals.  It supports alignment between executive actions and HickoryTech’s long-term strategic plan.  It also encourages retention of executives through a vesting period for the shares issued under the LTEIP.

Under this program, executives can earn shares of our common stock based on achievement of pre-established objectives over a two or three-year period called the Program Period.  Our Compensation Committee has established an at-target payout range of shares possible for payout for each executive position, based on competitive compensation data and the role of the executive.  The Committee analyzes the Company’s strategic plan and from that determines the LTEIP objectives for each Program Period.  These objectives are recommended to the full Board, along with the length for each Program Period.  A Program Period can be established for two or three years and multiple Program Periods can overlap.

Any shares earned under the program are issued in the executive’s name and entitle the executive to dividends and voting rights for these shares, but are “restricted stock” and are subject to forfeiture back to HickoryTech if the executive leaves our employ before the shares vest.  Half of the shares vest 30 days after they are awarded and the remainder vest 12 months after the award date, with certain payout provisions in the event of the retirement, death or disability of an executive who has been in the Program Period for one year.  If at the time of retirement, death, or disability, the participant has been in the Program Period for less than one year following its initiation, the Board has the sole discretion to grant a pro-rated payout earned under the Program Period to such participant under the program.

Shares are earned at the close of the Program Period, based on achievement of pre-established objectives.  An award is earned if an objective is achieved at the threshold level of 75%.  The threshold award is 75% of the at-target award.  If the objective is achieved at less than a 75% level, no award is earned.  If at-target performance is achieved, a 100% award is earned and if 125% or higher level of achievement is obtained, the maximum of 125% of the award is earned, using linear interpolation between all the performance levels. Each executive position has an at-target award range which can be earned under the Program.  The range has a threshold, at-target, and maximum payout which can be earned by each executive.  Our Compensation Committee establishes the objectives for the Program Period and these are approved by the Board.  Each objective is weighted based on its importance to the organization in that specific Program Period, and each executive under the program has the same objectives with the same weightings, to support the concept of operating as one team.  For Program Periods initiated between 2007 and 2009, the at-target potential value of the award for a participant is converted to shares by dividing the at-target award value by the share price at the initiation of the Program Period.  If the stock price increases, the value of the award to the executive increases.  If the stock price decreases, the value of the award to the executive decreases.  For Program Periods initiated from 2010 forward, the practice of converting the potential value of the award into shares at the beginning of the Program Period has been discontinued and the at-target range will be expressed in dollars until the time the award is granted.  This change eliminates the need for quarterly adjustments to the accrual in the Company’s financial statements based on share price fluctuations.

As part of the 2009 executive compensation review with the external consultant, the competitiveness of the overall LTEIP was evaluated, including the plan provisions and the at-target award range.  The provisions of the LTEIP were determined to be effectively aligned to support the Company’s goals; however, the at-target award ranges were found to be below market level.  The Committee recommended, and the Board approved, increased at-target ranges for the Program Periods initiated in 2010 and forward.  It was determined that no changes would be made to the ranges for any existing Program Periods (including the 2009-2011 Program Period) as it has been the philosophy of the Committee not to revise at-target ranges for existing Program Periods.

2009-2011 LTEIP Program Period
In early 2009, the Board authorized a three-year LTEIP Program Period beginning in 2009 and ending December 31, 2011 (2009-2011).  There are two objectives under this Program Period: cumulative operating cash flow over the three-year period, defined as EBITDA less capital expenditures (75% weighting), and cumulative HickoryTech revenues (See Non-GAAP Reconciliation Section on page 21) over the three-year period (25% weighting).  In 2010, the Compensation Committee recommended and the Board approved excluding any impact of the Broadband Stimulus grant project from actual results for this Program Period based on the large capital expenditure requirements and the timing of the Broadband Stimulus grant.

For the 2009–2011 Program Period, the share range is disclosed in the following table in this section.  This range of shares was determined by dividing the dollar value of the at-target potential award by the fair market value of the stock on the date of initiation of the Program Period.  For the President/CEO the at-target award value of $200,000 was divided by $5.90, which was the fair market value of the shares at the initiation of the Program Period in January 1, 2009.  Due to low trading volume characteristic of our stock the fair market value is calculated by using a five-day average.

2009-2011 LTEIP Program Period - Objectives & Results

Objective	Weighting	Percentage of Achievement	Percentage of Payout
Achieve the three year cumulative revenue objective of $562,000,000	25%	94.90%	94.90%
Achieve three year cumulative operating cash flow of $76,900,000	75%	87.10%	87.10%

2009-2011 LTEIP Program Period - At-Target Ranges and Actual Payout
	Threshold	At-Target	Maximum	Actual Payout
John Finke, President/CEO	25,423 shares	33,898 shares	42,372 shares	30,185 shares
David Christensen, Chief Financial Officer	7,626 shares	10,169 shares	12,711 shares	9,054 shares
Lane Nordquist, Damon Dutz(1), Walter Prahl, Business Unit Presidents	7,626 shares	10,169 shares	12,711 shares	9,054 shares
Mary Jacobs, Human Resources Vice President	6,355 shares	8,474 shares	10,592 shares	7,545 shares

(1)	Mr. Dutz retired in September 2011. Per the LTEIP Plan provisions, Mr. Dutz received the full award earned under the 2009-2011 Program Period. The shares earned were immediately vested.

2010-2012 LTEIP Program Period
In early 2010, the Board authorized a three-year LTEIP Program Period beginning in 2010 and ending December 31, 2012 (2010-2012).  There was one objective established under this Program Period: Total Shareholder Value (See Non-GAAP definitions on page 21).  For the 2010-2012 Program Period, the at-target range is disclosed in the table on page 19.  This reflects the enhanced at-target ranges for each position, as established during the 2009 executive compensation review.

The actual financial measures are not disclosed due to the competitive nature of the information.  At this time, the objective is considered obtainable, but aggressive.  Based on historical performance, although attainment of the performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance.  As a comparison point, under the 2008-2010 Program Period the cumulative revenue objective was achieved at over 90% and the enterprise value objective was achieved at slightly higher than 100%, and for the 2009-2011 Program Period the revenue objective was achieved at almost 95% and the operating cash flow objective was achieved at over 85%. The success of the Company's business strategy and the timing of the continuing recovery of the economy will potentially impact the actual results.

2010-2012 LTEIP Program Period - At-Target Ranges
	Threshold	At-Target	Maximum
John Finke, President/CEO	$225,000	$300,000	$375,000
David Christensen, Chief Financial Officer	$63,750	$85,000	$106,250
Damon Dutz, Former Business Unit President (1)	$37,500	$50,000	$62,500
Walter Prahl, Business Unit President	$56,250	$75,000	$93,750
Mary Jacobs, Human Resources Vice President	$39,000	$52,000	$65,000
Lane Nordquist, Business Unit President	$48,750	$65,000	$81,250

(1)	Due to Mr. Dutz’s retirement, his potential payout under the 2010-2012 Program Period is prorated at 2/3 of the at-target value.

2011-2013 LTEIP Program Period
In early 2011, the Board authorized a three-year LTEIP Program Period beginning in 2011 and ending December 31, 2013 (2011-2013).  There was one objective established under this Program Period:  Total Shareholder Value (see Non-GAAP definitions on page 21).  For the 2011-2013 Program Period, the at-target range is disclosed in the table on page 20.

The actual financial measures are not disclosed due to the competitive nature of the information.  At this time, the objective is considered obtainable, but aggressive.  Based on historical performance, although attainment of the performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance. The success of the Company's business strategy and the timing of the continuing recovery of the economy will potentially impact the actual results.  As a comparison point, under the 2008-2010 Program Period the cumulative revenue objective was achieved at over 90% and the enterprise value objective was achieved at slightly higher than 100%, and for the 2009-2011 Program Period the revenue objective was achieved at almost 95% and the operating cash flow objective was achieved at over 85%.

The estimated payouts for the LTEIP 2011-2013 Program Period are outlined in the Grants of Plan-Based Awards table on page 26.

2011-2013 LTEIP Program Period - At-Target Ranges
	Threshold	At-Target	Maximum
John Finke, President/CEO	$225,000	$300,000	$375,000
David Christensen, Chief Financial Officer	$63,750	$85,000	$106,250
Walter Prahl, Business Unit President	$56,250	$75,000	$93,750
Mary Jacobs, Human Resources Vice President	$39,000	$52,000	$65,000
Lane Nordquist, Business Unit President	$48,750	$65,000	$81,250

Note: Mr. Dutz will not be eligible for a 2011-2013 LTEIP award due to his retirement in 2011.

Non-GAAP Reconciliation

Some of our executive incentive plans have financial objectives associated with them that are not standard GAAP measurements.  These non-GAAP measurements are defined and reconciled to our financial statements below for purposes of a sample calculation.

1.	EBITDA
Dollars in Thousands
2011
Net Income (a GAAP measure)	$9,237
Add:
Income Tax	5,596
Interest Expense	4,885
Depreciation	22,702
Amortization	354
Acquisition Related Expenses	510
EBITDA as defined in our compensation plan	$43,284

2.  Adjusted Cash Flow as defined for the 2011 Executive Incentive Plan (EIP)
 Dollars in Thousands

Adjusted Cash Flow	2011
EBITDA as defined in our compensation plan (table above)	$43,284
Subtract:
Capital Expenditure (net additions to property, plant & equipment)	(21,440)
Adjusted Cash Flow as defined in our 2011 compensation plan	$21,844

3.  Net Income as defined for the 2011 Executive Incentive Plan (EIP)
     Dollars in Thousands
2011
Net Income (a GAAP measure)	$9,237
Add:
Acquisition Related Expenses (after tax impact)	296
Net Income as defined in our compensation plan	$9,533

4.  Total Shareholder Value as defined for the LTEIP 2010-2012 and 2011-2013 Program Periods
The LTEIP Programs which run from 2010 through 2012, and from 2011 through 2013 use one objective which measures an estimate of Company Shareholder Value over time.  For this estimate, the Operating Cash Flow and the Company Net Debt (defined as debt minus cash on hand) are used as key components of Shareholder Value.  The Company uses Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as a measure of the Operating Cash Flow, and it uses the distinct EBITDA coming from each of its three major product lines: Telecom, Business Equipment and Services, and Business Fiber and Data, along with varying weighting factors on each product line, in making its goal, and measuring actual achievement for this objective.  The Company feels that this method closely emulates our industry Shareholder Value calculations, and properly motivates management to improve Company Shareholder Value in ways which benefit long-term best interests of the shareholder.

5.  Cumulative Operating Cash Flow as defined for the LTEIP 2009-2011 Program Period
One of the goals in this LTEIP period was cumulative operating cash flow over the three-year period 2009-2011; defined as EBITDA minus net capital expenditures.  The objective was based on $129.1 million of cumulative EBITDA and $52.2 million of cumulative capital expenditures, for a net operating cash flow goal of $76.9 million.  The actual result was $125.6 million of cumulative EBITDA and $58.6 million of cumulative capital expenditures, for a net operating cash flow goal of $67 million, representing achievement of this objective of 87.1%.

6.  Cumulative HickoryTech revenues as defined for the LTEIP 2009-2011 Program Period
One of the goals in this LTEIP period was cumulative HickoryTech revenues over the three-year period 2009-2011; defined as pre-elimination revenues from Company internal financial statements.  The objective was $562 million of cumulative revenue. The actual result was $533.5 million of cumulative revenue, representing achievement of this objective of 94.9%.

Stock Options

We currently do not have an ongoing program to grant stock options to executives and do not have a written grant policy.  Stock options can be awarded to executives based on unique circumstances if recommended by the Compensation Committee and approved by the Board.  Any shares for stock options issued are from the 1993 Stock Award Plan.  All stock options vest equally over a three-year period following grant, one third vesting each year beginning with the one-year anniversary following the grant and all options expire ten years following grant.  In 2011, Ms. Wirsbinski, our COO, received 10,000 options at the time of her hire.  No other stock options were granted to other executive officers in 2011.

Executive Compensation Deferral Program

Annually, executives have the opportunity to voluntarily defer a portion of their base compensation or their annual incentive payment for the upcoming year.  Under our Executive Compensation Deferral Program, if an executive officer elects to defer compensation, it is maintained in a book account subject to creditors.  Interest is credited to the account quarterly.  The interest rate for this program is equal to a ten-year Treasury yield rate as established at the beginning of the calendar year.  The minimum interest rate that can be earned is 4% and the maximum interest rate is 12%.  The balance in the account can only be received when the participant terminates from the Company and it is paid in five equal annual installments after termination.  All payments will be made in accordance with Section 409A of the Internal Revenue Code.

Under a former compensation plan, we contributed shares earned to a Rabbi Trust for the benefit of some of our named executives.  Shares continue to be held by this Rabbi Trust and an amount equal to dividends earned on those shares is contributed to the plan for the benefit of the executives.  With the exception of the additional shares representing the value of dividends, no contributions are made to this Trust by the executive or by us.  The executive is entitled to distribution of the shares in the Trust only upon termination of employment, and is paid in shares of HickoryTech stock in three equal annual installments following termination.  Messrs. Finke, Christensen and Nordquist and Ms. Jacobs have interests in the Rabbi Trust.

Employment and Retirement Benefits

In order to attract and retain employees and provide support in the event of illness or injury, we offer all employees, including our executives, medical and dental coverage, disability insurance, and life insurance.  All executives are entitled to participate in these plans under the same terms as all other HickoryTech employees. We also support executive health by providing payment for an executive physical every two years. For Mr. Finke, as part of his promotion to President/CEO, we have also agreed to provide continued health coverage and life insurance after retirement.  These benefits are described under the caption, Employment Contracts, Change of Control Agreements, Severance Agreements and Other Agreements beginning on page 30 of this proxy.

We do not have a defined benefit retirement plan for executives or employees, but instead encourage saving for retirement through our Retirement Savings Plan 401(k).  Employees, including our executives, may contribute up to 50% of their eligible compensation into the plan, and we match 100% of the first 6% of employee contributions.  All employee contributions and any matching Company contributions are fully vested upon contribution.

Under a previous plan, we established a Supplemental Retirement Account for Mr. Christensen, our CFO, and we ceased further principal additions to that account in 1994.  As part of the compensation associated with Mr. Finke’s promotion to President/CEO, we established a Supplemental Retirement Account to which we will contribute an amount equal to 10% of his salary annually for ten years beginning in 2007.  In 2011, $32,500 was contributed to Mr. Finke’s Supplemental Retirement Account as per his Employment Agreement.  For both of these accounts, the account is credited with annual interest based on a ten-year Treasury yield rate as determined at the beginning of each calendar year.  The minimum interest rate is 4% and the maximum is 12%. The executive is entitled to distribution of the supplemental retirement account in five equal annual cash installments upon termination.

Severance and Change of Control Benefits

We entered into an employment agreement with Mr. Finke at the time of his promotion to President/CEO.  The employment agreement with Mr. Finke provides for severance benefits equal to 18 months salary in the event we terminate his employment without cause, or if he terminates for good reason, as defined in his Employment Agreement.  This is in exchange for a 24-month agreement not to compete.

We also entered into an employment agreement with Ms. Wirsbinski, Chief Operating Officer, at the time of her hire in April 2011.  The employment agreement with Ms. Wirsbinski provides for severance benefits equal to 18 months salary in the event we terminate her employment without cause, or if she terminates for good reason, as defined in her Employment Agreement.  This is in exchange for an 18-month agreement not to compete.

In order to make certain our executives will continue to remain in our employ and remain focused on running the business and providing maximum value for shareholders, we have Change of Control Agreements with our executive officers.  These agreements provide that the executive will be paid between two and three times their annual compensation in the event the executive is terminated within a specified time period after a change of control. These agreements are described in more detail under the caption Employment Contracts, Change of Control Agreements, Severance Agreements and Other Agreements on page 30.

Perquisites and Other Personal Benefits

We do not provide substantial perquisites to executives, but instead limit perquisites to personal use of Company-provided vehicles, executive physicals, club memberships and a limited amount of reimbursement for legal fees associated with their positions.  Two of our executives, including Mr. Finke, have a Mankato area country club membership paid for by the Company.  Our Compensation Committee believes these limited perquisites are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior executives.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers, and has determined the current perquisites are reasonable and competitive.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation we paid to the persons serving as our Chief Executive Officer and Chief Financial Officer and each of the other three most highly compensated executive officers during the past three years.  Also included in the table is information on a former executive officer who retired from the Company in 2011.  We do not have any defined pension plans and, although we have a non-qualified deferred compensation plan, we do not pay or credit preferential earnings on contributions to that plan.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
John Finke, President and Chief Executive Officer	2011 2010 2009	320,446 306,473 300,000		277,323 168,291		231,826 220,858 207,945	70,092(3) 70,445(3) 62,108(3)	899,687 766,067 570,053
David Christensen, Senior Vice President, Chief Financial Officer, Secretary/Treasurer	2011 2010 2009	195,708 183,181 175,000		83,187 50,486		124,468 116,560 106,139	20,452(4) 16,852(4) 17,263(4)	423,815 367,079 298,402
Damon Dutz, Former Corporate Vice President, President of Consumer & Network Solutions	2011 2010 2009	128,044 168,292 157,000		112,916 50,486		86,502 108,008 95,221	36,544(5) 23,097(5) 19,223(5)	364,006 349,883 271,444
Mary Jacobs, Corporate Vice President, Vice President of Human Resources	2011	145,713		69,319		61,096	15,497(6)	291,625
Lane Nordquist, Corporate Vice President, President of Information Solutions	2011 2010 2009	177,313 171,431 169,000		83,187 50,486		111,894 107,808 102,500	31,045(7) 28,010(7) 24,841(7)	403,439 357,735 296,341
Walter Prahl, Corporate Vice President, President of Business & Wholesale Solutions	2011 2010 2009	189,219 172,055 157,000		83,187 50,486		119,644 114,449 95,221	20,850(8) 17,345(8) 17,825(8)	412,900 354,335 270,046

(1)	Reflects the aggregate grant date fair value of stock that vested in 2011 and 2010 computed in accordance with FASB ASC Topic 718.

(2)
For 2011, includes incentives earned in 2011 under the Executive Incentive Plan, but paid in 2012.  For 2010, includes incentives earned in 2010 under the Executive Incentive Plan, but paid in 2011.  For 2009, includes incentives earned in 2009 under the Executive Incentive Plan, but paid in 2010.

(3)
For 2011, includes a contribution in the amount of $32,500 to a Supplemental Retirement Account, matching contributions to HickoryTech’s 401(k) plan, personal use of a company provided vehicle, membership to a local country club, dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program and premiums plus tax gross-up for life insurance benefit.  For 2010, includes a contribution in the amount of $30,900 to a Supplemental Retirement Account, matching contributions to HickoryTech’s 401(k) plan, personal use of a company provided vehicle, membership to a local country club, dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program, payment for an executive physical and premiums plus tax gross-up for life insurance benefit.  For 2009, includes a contribution in the amount of $30,000 to a Supplemental Retirement Account, matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle, membership to a local country club and premiums plus tax gross-up for life insurance benefit.

(4)
For 2011, includes matching contributions to HickoryTech’s 401(k) plan, dividends paid on unvested shares of HickoryTech stock earned under the Long-Term Executive Incentive Program and payment for an executive physical.  For 2010, includes matching contributions to HickoryTech’s 401(k) plan and dividends paid on unvested restricted shares of HickoryTech Stock earned under the Long-Term Executive Incentive Program.  For 2009, includes matching contributions to HickoryTech’s 401(k) plan and payment for an executive physical.

(5)
For 2011, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company-provided vehicle, dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program and $15,000 in payments made under an Independent Contractor Agreement entered into after his retirement.  For 2010, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company-provided vehicle and dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program.  For 2009, includes matching contributions to HickoryTech’s 401(k) plan and personal use of a Company-provided vehicle.

(6)
For 2011, includes matching contributions to HickoryTech’s 401(k) plan, dividends paid on unvested restricted shares of HickoryTech stock under the Long-Term Executive Incentive Program and payment for an executive physical.

(7)
For 2011, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a company-provided vehicle, membership to a local country club, dividends paid on unvested shares of HickoryTech stock earned under the Long-Term Executive Incentive Program and payment for an executive physical.  For 2010, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle, membership to a local country club and dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program. For 2009, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle and membership to a local country club.

(8)
For 2011, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle, dividends paid on unvested shares of HickoryTech stock earned under the Long-Term Executive Incentive Program and payment for an executive physical.  For 2010, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle and dividends paid on unvested restricted shares of HickoryTech stock earned under the Long-Term Executive Incentive Program.  For 2009, includes matching contributions to HickoryTech’s 401(k) plan, personal use of a Company-provided vehicle and payment for an executive physical.

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table shows awards that were granted during 2011 under non-equity and equity plans, including our Executive Incentive Plan and the Long-Term Executive Incentive Program, to the executives named in the Summary Compensation Table.  We did not grant any stock options or restricted stock independent of our Long-Term Executive Incentive Program to any of the named executives.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#) (shares)	Target (#) (shares)	Maximum (#) (shares)
John Finke	01-01-11 01-01-11	$ 107,250	$ 195,000	$ 390,000	20,306	27,075	33,844
David Christensen	01-01-11 01-01-11	$ 57,583	$ 104,696	$ 209,392	5,753	7,671	9,589
Damon Dutz(3)	01-01-11 01-01-11	$ 53,358	$ 97,014	$ 194,028	5,076	6,768	8,461
Mary Jacobs	01-01-11 01-01-11	$ 28,265	$ 51,391	$ 102,782	3,519	4,693	5,866
Lane Nordquist	01-01-11 01-01-11	$ 51,765	$ 94,119	$ 188,239	4,399	5,866	7,333
Walter Prahl	01-01-11 01-01-11	$ 55,351	$ 100,639	$ 201,278	5,076	6,768	8,461

(1)  Represents potential payouts that could be earned under our Executive Incentive Plan for 2011.  Any payouts earned were paid in March 2012 and are shown on the Summary Compensation Table on page 25.

(2)  Represents potential payouts under the 2011-2013 Long-Term Executive Incentive Program.  Potential payout values equal the value of the potential award divided by the $11.08 closing price of our common stock on the NASDAQ Global Market on December 30, 2011.

(3)  The amounts shown above for Mr. Dutz represent potential payouts that could have been earned under our Executive Incentive Plan for 2011 and potential payouts under the 2011-2013 Long-Term Executive Incentive Program had Mr. Dutz not retired.  The potential payout that could be earned under the Executive Incentive Plan for 2011 would be pro-rated based on Mr. Dutz’s retirement.  Due to Mr. Dutz’s retirement in September 2011, he is no longer eligible for an LTEIP award for the 2011–2013 Program Period.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END (1)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
John Finke	15,000 15,000 12,500 5,000 12,000		$6.95 $10.85 $11.68 $8.02 $13.16	9/1/2016 2/16/2015 2/15/2014 2/15/2013 5/31/2012	10,612(2) 30,185(4)	$ 117,581(3) $ 339,450(3)	27,075(5) 27,075(6)	$ 300,000(5) $ 300,000(6)
David Christensen	5,000 9,000 12,000		$10.85 $11.68 $13.16	2/16/2015 2/15/2014 5/31/2012	3,183(2) 9,054(4)	$ 35,268(3) $ 100,318(3)	7,671(5) 7,671(6)	$ 85,000(5) $ 85,000(6)
Damon Dutz	0(7)				9,054(8)	$ 100,318(3)	4,512(9) 0 (10)	$ 50,000(9) $ 0(10)
Mary Jacobs	10,000 7,500 5,000 12,000		$10.85 $11.68 $8.02 $13.16	2/16/2015 2/15/2014 2/15/2013 5/31/2012	2,652(2) 7,545(4)	$ 29,384(3) $ 83,598(3)	4,693(5) 4,693(6)	$ 52,000(5) $ 52,000(6)
Lane Nordquist	5,000 5,000 5,000 12,000		$10.85 $11.68 $8.02 $13.16	2/16/2015 2/15/2014 2/15/2013 5/31/2012	3,185(2) 9,054(4)	$ 35,268(3) $ 100,318(3)	5,866(5) 5,866(6)	$ 65,000(5) $ 65,000(6)
Walter Prahl					3,183(2) 9,054(4)	$ 35,268(3) $ 100,318(3)	6,768(5) 6,768(6)	$ 75,000(5) $ 75,000(6)

(1) Options shown in this table were granted between 2002 and 2006. No options were granted after 2006 to any of the named executive officers.

(2)  Represents earned shares under the 2008-2010 Long-Term Executive Incentive Program Period that vest one year after grant.  Shares set forth in the table were earned as of December 31, 2010 and vest March 4, 2012.

(3) Based on the December 30, 2011 $11.08 closing price of our common stock on the NASDAQ Global Market.

(4)    Represents earned shares under the 2009-2011 Long-Term Executive Incentive Program Period of which one half vest within 30 days of grant, on April 2, 2012 and one half vest one year after grant, March 2, 2013.  Shares set forth in the table were earned as of December 31, 2011.

 (5)  Represents the payout of incentives at target under our 2010-2012 Long-Term Executive Incentive Program Period that was established in 2010.  The number of shares equals the at-target value of the award divided by $11.08, the December 30, 2011 closing price of our common stock on the NASDAQ Global Market.  The actual payout of incentives will vary depending on achievement of objectives and the stock price.

(6)  Represents the payout of incentives at target under our 2011-2013 Long-Term Executive Incentive Program Period that was established in 2011. The number of shares equal to the at-target value of the award divided by $11.08, the December 30, 2011 closing price of our common stock on the NASDAQ Global Market. The actual payout of incentives will vary depending on achievement of objectives and the stock price.

(7) Mr. Dutz’s stock options expired three months following his September 2011 retirement, per our plan.

(8) Represents earned shares under the 2009-2011 Long-Term Executive Incentive Program Period. Due to Mr. Dutz’s retirement all shares will vest on the date of grant.

 (9)  Due to Mr. Dutz’s retirement, his potential payout under the 2010-2012 Program Period is prorated at 2/3 of the potential value. The number of at-target shares equals the at-target value of the award divided by $11.08, the closing price of our common stock on the NASDAQ global Market on December 30, 2011.

(10) Mr. Dutz is not eligible for any payout under the 2011-2013 Program Period due to his September 2011 retirement.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Finke	-	-	29,737	$277,323
David Christensen	5,000	$20,150	8,920	$83,187
Damon Dutz(2)	-	-	12,103	$112,916
Mary Jacobs	-	-	7,433	$69,319
Lane Nordquist	-	-	8,920	$83,187
Walter Prahl	-	-	8,920	$83,187

(1)
Represents both restricted shares earned under the 2007-2009 Long-Term Executive Incentive Program and the 2008-2010 Long-Term Executive Incentive Program.  The shares earned under the 2007-2009 Long-Term Executive Incentive Program were earned as of December 31, 2009 and vested on March 5, 2011, which was one year following the date of the award.  Under the 2007-2009 Program Period, Mr. Finke received 19,125 shares of HickoryTech common stock, Messrs. Christensen, Dutz, Nordquist and Prahl each received 5,737 shares of Hickory Tech common stock and Ms. Jacobs received 4,781 shares of HickoryTech common stock.  Mr. Christensen directly paid the taxes associated with this award.  To pay the taxes associated with the award, Mr. Finke turned back 6,254 shares to HickoryTech, Messrs. Dutz, Nordquist and Prahl each turned back 1,876 shares to HickoryTech and Ms. Jacobs turned back 1,652 shares to HickoryTech.

The shares earned under the 2008-2010 Long-Term Executive Incentive Plan were earned as of December 31, 2010 and one half  the award vested on April 4, 2011, which was 30 days following the date of the award.  Mr. Finke received 10,612 shares of HickoryTech common stock and Messrs. Christensen, Dutz, Nordquist and Prahl each received 3,183 shares of HickoryTech common stock.  Mr. Christensen directly paid the taxes associated with this award.  To pay the taxes associated with the award, Mr. Finke turned back 3,470 shares to HickoryTech, Messrs. Dutz, Nordquist and Prahl each turned back 1,041 shares to HickoryTech and Ms. Jacobs turned back 867 shares to HickoryTech.

(2)
When Mr. Dutz retired, the second half of the award earned under the 2008-2010 Long-Term Executive Incentive Plan vested.  Mr. Dutz received 3,183 shares of Hickory Tech common stock.  Mr. Dutz turned back 1,041 shares to HickoryTech to cover the taxes associated with the award.

NONQUALIFIED DEFERRED COMPENSATION FOR 2011

The following table provides information about contributions to, and amounts earned in, nonqualified deferred compensation accounts for the named executives during 2011.  For Mr. Finke, the amounts reflected in the table represent: interest earned on compensation voluntarily deferred by Mr. Finke in previous years, the Company’s contribution to Mr. Finke’s Supplemental Retirement Account and associated interest earnings.  For Mr. Christensen, it reflects interest earned on compensation voluntarily deferred by Mr. Christensen in previous years.  All interest is at a rate equal to the ten year Treasury yield rate as of a pre-determined January date.  The minimum interest rate that can be earned is 4% and the maximum interest rate is 12%. For

Mr. Finke, Mr. Christensen, Ms. Jacobs and Mr. Nordquist, it reflects an amount equivalent to the value of dividends earned on those shares which are maintained in a Rabbi Trust.  Except for additional shares representing the value of dividends, no additional contributions are made to the Rabbi Trust by the executive or by the Company.  Shares accumulated in the Rabbi Trust, cash accumulated in Mr. Christensen’s Supplemental Retirement Account and all deferred compensation accounts are distributable to the executive only upon termination of employment.  The payout arrangements for Mr. Finke’s Supplemental Retirement Account are described in detail under the caption Employment Contracts, Change of Control Agreements, Severance Agreements and Other Agreements on page 30.

Name	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 ($)		Aggregate Earnings in 2011 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/11 ($)
John Finke	-	$32,500	(1)	$18,687	(2)	-	$481,287	(3)
David Christensen	-	-		$22,340	(4)	-	$502,314	(5)
Damon Dutz	-	-		-		-	-
Mary Jacobs	-	-		$4,911	(6)	-	$103,288	(6)
Lane Nordquist	-	-		$3,325	(7)	-	$69,937	(7)
Walter Prahl	-	-		-		-	-

(1)	Represents a contribution the Company made to Mr. Finke’s Supplemental Retirement Account in the amount of $32,500, which is an amount equivalent to 10% of Mr. Finke’s base salary.

(2)
Mr. Finke earned $6,732 of interest on his Deferred Compensation account balance and $4,997 of interest on his Supplemental Retirement Account balance.  Interest is earned annually on Mr. Finke’s Supplemental Retirement Account and quarterly on his Deferred Compensation Account.  Mr. Finke has shares of HickoryTech common stock held in a Rabbi Trust.  His shares earned $6,958, an amount equal to the value of dividends on the shares in the trust, and this was contributed to the trust in the form of additional shares.

(3)
Mr. Finke has a Deferred Compensation Account balance of $172,537 and a Supplemental Retirement Account balance of $162,416.  At the end of 2011, Mr. Finke had 13,207 shares held in a Rabbi Trust with a market value of $146,334 based on the $11.08 closing price as reported on the NASDAQ Stock Market on December 30, 2011.

(4)
Mr. Christensen earned $472 of interest on his Deferred Compensation Account balance and $6,093 of interest on his Supplemental Retirement Account balance.  Interest is earned annually on Mr. Christensen’s Supplemental Retirement Account and quarterly on his Deferred Compensation Account.  Mr. Christensen has shares of HickoryTech common stock held in a Rabbi Trust.  His shares earned $15,775, an amount equal to the value of dividends and this was contributed to the trust in 2011 in the form of additional shares.

(5)
Mr. Christensen has a Deferred Compensation Account balance of $12,090 and a Supplemental Retirement Account balance of $158,422.  At the end of 2011, Mr. Christensen had 29,946 shares held in a Rabbi Trust with a market value at $331,802 based on the $11.08 closing price as reported on the NASDAQ Stock Market on December 30, 2011.

(6)
Represents an amount equal to the value of dividends earned on shares in a Rabbi Trust, contributed to the trust in the form of additional shares.  At the end of 2011, Ms. Jacobs had 9,322 shares held in a Rabbi Trust with a market value of $103,288 based on the $11.08 closing price as reported on the NASDAQ stock market on December 30, 2011.

(7)
Represents an amount equal to the value of dividends earned on shares in a Rabbi Trust, contributed to the trust in the form of additional shares.  At the end of 2011, Mr. Nordquist had 6,312 shares held in a Rabbi Trust with a market value of $69,937 based on the $11.08 closing price as reported on the NASDAQ Stock Market on December 30, 2011.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS, SEVERANCE AGREEMENTS AND OTHER AGREEMENTS

We provide our named executive officers with the rights to receive certain benefits and payments in connection with their termination of employment.  This is done through compensation plans outlined in the Compensation Discussion and Analysis on pages 13-24 and additional payments for certain executives through employment agreements or change of control agreements outlined in this section.  The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payment and benefits, are described in the following table.  The table assumes a termination date, and where applicable, an initiation of change in control payments on December 31, 2011 and a stock price of $11.08 per share, which was the closing price of our common stock on December 30, 2011.  Any payments made would comply with 409A of the Internal Revenue Code.  All payouts outlined in this section are based on current employment or change of control agreements or current compensation programs with the named executive officers.

Termination Reason	John Finke	David Christensen	Damon Dutz(1)	Mary Jacobs	Lane Nordquist	Walter Prahl
Voluntary Resignation Without Good Reason	$713,112	$626,781	-	$164,384	$181,831	$119,644
Involuntary Termination for Cause	$713,112	$626,781	-	$164,384	$181,831	$119,644
Voluntary Resignation for Good Reason	$1,200,612	$626,781	-	$164,384	$181,831	$119,644
Involuntary Termination Without Cause	$1,200,612	$626,781	-	$164,384	$181,831	$119,644
Change in Control	$3,750,750	$1,572,281	-	$789,526	$1,020,341	$1,014,591
Death	$1,465,143	$847,367	-	$329,367	$382,417	$330,230
Disability	$1,465,143	$847,367	-	$329,367	$382,417	$330,230
Retirement	$1,465,143	$847,367	-	$329,367	$382,417	$330,230

(1)   No payments are shown for Mr. Dutz as he retired in September and was not an active employee as of December 31, 2011.

Voluntary Resignation without Good Reason & Involuntary Termination for Cause

In the event of a voluntary resignation without good reason or an involuntary termination for cause, none of the named executives is entitled to any enhanced benefits from the Company.  The named executives would be eligible to receive balances under their compensation plans as outlined in the Compensation Discussion and Analysis on pages 13-24.  These include: the balance in Supplemental Retirement Account (Mr. Finke and Mr. Christensen only), the balance in Deferred Compensation Account (Mr. Finke and Mr. Christensen only), the balance in Rabbi Trust Account (Mr. Finke, Mr. Christensen, Ms. Jacobs and Mr. Nordquist only), and the award earned for 2011 fiscal year under the Executive Incentive Plan. The payout of these balances is outlined in the table on page 30. The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

Voluntary Resignation for Good Reason & Involuntary Termination Without Cause

In the event of a voluntary resignation with good reason or an involuntary termination without cause, not associated with a change of control, Mr. Christensen, Ms. Jacobs, Mr. Nordquist and Mr. Prahl are not entitled to any enhanced benefits from the Company.  Mr. Finke is entitled to enhanced benefits from the Company as outlined in his Employment Agreement.  Mr. Finke would be eligible for a severance payment that would be equivalent to 18 months of his base salary.  The named executives would be eligible to receive balances under their compensation plans as outlined in the Compensation Discussion and Analysis on pages 13-24.  These include: the balance in Supplemental Retirement Account (Mr. Finke and Mr. Christensen only), the balance in Deferred Compensation Account (Mr. Finke and Mr. Christensen only), the balance in Rabbi Trust Account (Mr. Finke, Mr. Christensen, Ms. Jacobs and Mr. Nordquist only), and the award earned for 2011 fiscal year under the Executive Incentive Plan.  The payout of these balances is outlined in the table on page 30. The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

Employment Agreement – John Finke

An employment agreement with Mr. Finke was entered into at the time of his promotion to CEO. Mr. Finke’s Employment Agreement, dated August 1, 2006, and amended November 29, 2007, provides for an annual salary, subject to annual review and adjustment, for continued participation in the Long-Term Executive Incentive Program and Executive Incentive Plan, for participation in benefit plans we generally make available to executives, for use of a Company-provided vehicle, for membership in a local country club, and for periodic executive physicals at a cost to HickoryTech.

In addition, the Agreement provides the following post-employment benefits:

•
Mr. Finke is eligible for a supplemental retirement benefit pursuant to which we will credit an account for an amount equal to 10% of Mr. Finke’s base salary each year annually for ten years, starting December 31, 2007, which accumulates earnings at the ten-year Treasury yield rate as determined at the beginning of each calendar year.  The minimum interest rate used is 4% and the maximum is 12%. The amounts accumulated in the account are payable to Mr. Finke in five installments commencing on January 1 of the calendar year following the later of the following events: the date Mr. Finke reaches the age of 55, or when his employment is terminated for any reason other than death or disability.  In the event of death, the full balance becomes immediately payable.  All payments will be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.  The total amount accumulated in this account at December 31, 2011 was $162,416.

•
Mr. Finke, an eligible spouse and dependents would be eligible for post-retirement health coverage if, at or after attainment of age 55 and completion of 15 years of service, Mr. Finke’s employment is terminated for any reason other than for cause.  The health coverage would be under the same terms and conditions of our retiree group health plan provided however, that (1) during the period from Mr. Finke’s separation until he reaches the age of 62, HickoryTech’s contribution to the cost of Mr. Finke’s post employment group coverage will be fixed at an amount equal to the Company’s contribution at the time of Mr. Finke’s separation and (2) upon Mr. Finke’s attainment of the age of 62, HickoryTech’s contribution will continue to be made in an amount equal to our contributions for all other participants in HickoryTech’s retiree group health plan.  The cost of annual premiums for such health coverage if Mr. Finke were eligible at December 31, 2011 was $12,921.

•
A life insurance benefit is provided for Mr. Finke in an amount equal to $175,000.  In the event of Mr. Finke’s separation at or after attainment of age 55 and completion of 15 years of service, HickoryTech shall continue to provide the benefit for a period ending upon the earlier of the date Mr. Finke’s spouse shall become eligible for Medicare or such other government subsidized health coverage as may be in effect at the time, or the date of her death.  The cost of annual premiums and the tax gross-up for this life insurance benefit in 2011 was $952.

If we terminate Mr. Finke’s Employment Agreement without “cause,” or if he terminates his Agreement for “good reason,” we will be obligated to make a severance payment to Mr. Finke equivalent to 18 months additional base salary to be paid in a lump sum on the first regular pay day following the six-month anniversary of his termination of employment and the expiration of the revocation period in his Release of

Employment Related Claims.  The payment under the Agreement is also conditioned upon compliance by Mr. Finke with a covenant prohibiting him from disclosing or using our confidential information at any time and from competing with our Company, soliciting any customer to deal with a competitor, or soliciting any employee or officer to provide services to Mr. Finke or any entity with which he is associated for a period of 24 months after termination of employment.

For purposes of this Employment Agreement with Mr. Finke:

(a)  “Cause” means (i) the gross neglect or willful failure or refusal of executive to perform the duties; (ii) perpetration of an intentional and knowing fraud against or affecting the Company; (iii) any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or executive’s reputation or business relationships; (iv) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; (v) the material breach by executive of the Employment Agreement; or (vi) the failure or continued refusal to carry out the directives of the Board.  In (i), (v) and (vi) the Company must give the executive written notice of the existence of cause and, if the act is capable of being remedied, 21 days in which to remedy.

(b)  “Good Reason” means (i) a material reduction in the executive’s title, position, total compensation and authority or duties; (ii) any requirement that executive, without consent, move the regular office to a location more than 50 miles from current office location; (iii) the material failure to pay compensation or provide benefits or perquisites to executive as and when required by the terms of the Agreement; or (iv) any material breach by the Company of the Employment Agreement.  In each case, the executive must give written notice within ten days and the Company has 21 days to remedy the event constituting good reason.

Employment Agreement – Carol Wirsbinski

An employment agreement with Ms. Wirsbinski was entered into at the time she joined the Company.  Ms. Wirsbinski’s Employment Agreement dated April 4, 2011 provides for an annual salary subject to periodic review and adjustment, participation in the Executive Incentive Plan with an at-target award of 55% of her base salary, participation in the Long-Term Executive Incentive Program, a one-time grant of 10,000 stock options, participation in benefit plans we generally make available to executives and periodic executive physical examinations.

If we terminate Ms. Wirsbinski’s Employment Agreement without “cause,” or if she terminates the agreement for “good reason,” we will be obligated to make a severance payment to Ms. Wirsbinski equivalent to 18 months additional base salary to be paid in a lump sum on the 70th day following the date of termination, provided that the revocation and recession period associated with Ms. Wirsbinski’s signed release has expired without revocation or recession.

For purposes of this Employment Agreement with Ms. Wirsbinski:

(a) “Cause” means (i) the gross neglect or willful failure or refusal of executive to perform the duties; (ii) perpetration of an intentional and knowing fraud against or affecting the Company; (iii) any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or executive’s reputation or business relationships; (iv) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; (v) the material breach by executive of the Employment Agreement; or (vi) the failure or continued refusal to carry out the directives of the Board.  In (i), (v) and (vi) the Company must give the executive written notice of the existence of cause and, if the act is capable of being remedied, 21 days in which to remedy.

(b) “Good Reason” means (i) a material reduction in the executive’s title, position, total compensation and authority or duties; (ii) any requirement that executive, without consent, move the regular office to a location more than 100 miles from current office location; (iii) the material failure to pay compensation or provide benefits or perquisites to executive as and when required by the terms of the Agreement; or (iv) any material breach by the Company of the Employment Agreement.  In each case, the executive must give written notice within ten days and the Company has 21 days to remedy the event constituting good reason.

Change of Control

We have Change of Control Agreements with the named executive officers of John Finke, David Christensen, Mary Jacobs, Lane Nordquist and Walter Prahl and with one other executive officer of the Company. Mr. Dutz’s Change of Control Agreement is no longer in effect based on his retirement in September 2011, so his Change of Control Agreement information is not included in this narrative. The Change of Control Agreements were amended and restated as of December 10, 2010.

A Change of Control is defined generally as a change in a majority of our directors other than through succession; the acquisition by any person, or persons acting in concert, of 30% or more of our voting stock or all or substantially all our assets; or a merger, consolidation or share exchange unless 50% or more of our voting shares after the transaction continue to be held by the same stockholders who held the shares immediately prior to such merger, consolidation or statutory share exchange; or the shareholders approve the complete liquidation or dissolution of our Company.

These Agreements provide that (1) if within two years of a change of control of HickoryTech, the employment of Ms. Wirsbinski is terminated for a reason other than for cause, death, voluntary termination, or disability or (2) if within three years of a change in control of HickoryTech, the employment of Messrs. Finke, Christensen, Nordquist or Prahl or Ms. Jacobs is terminated for a reason other than for cause, death, voluntary termination, or disability, or (3) for Mr. Finke, Mr. Christensen, Ms. Jacobs and Mr. Nordquist if employment is voluntarily terminated by the executive within a 30-day period following the first anniversary of a change of control of HickoryTech, such officer is entitled to a lump-sum payment.  The lump sum payment is determined by taking the executive’s annual at-target compensation for the calendar year in which the termination occurs and multiplying that by 2.99 for Mr. Finke and by 2.0 for the other executive officers.

The three-year protection period was grandfathered for the five officers who had Change of Control Agreements as of December 10, 2010 and remains a part of their amended agreement.  Any Change of Control Agreements entered into after December 10, 2010 will reflect a protection period of two years.

In the event of a change of control, all named executives would be entitled to enhanced benefits from the Company as outlined in their Change of Control Agreements.  These include: the balance in their  Supplemental Retirement Account (Mr. Finke and Mr. Christensen only), the balance in Deferred Compensation Account (Mr. Finke and Mr. Christensen only), the balance in Rabbi Trust Account (Mr. Finke, Mr. Christensen, Ms. Jacobs and Mr. Nordquist only), and the award earned for 2011 fiscal year under the Executive Incentive Plan. The payout of these balances is outlined in the table on page 30. The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

For all Change of Control Agreements, if any payments are due, any outstanding stock options and unvested restricted shares of HickoryTech stock become immediately vested for the executive.  There are currently no unvested stock options for any of our named executives.  However, one other officer does have unvested options.  In the event of a change of control, the named executive is also eligible for an award under the Executive Incentive Plan at the target award level during the year of the change of control.

The executive is also entitled to Company-provided insurance coverage (health, life, dental, accidental death and dismemberment, and any other applicable insured health and welfare benefits, excluding short and long-term disability) for 2.99 years after Mr. Finke’s termination of employment and for two years after the other executives’ employment termination.  The estimated payments are outlined in the table on page 30. In the event it shall be determined that any change of control payment due is subject to excise tax imposed by Section 280G of the Internal Revenue Code, and if a reduction in the payment sufficient to avoid the excise tax would result in an increase in the net total payment, then the payment shall be reduced to the amount that is $1 less than the smallest sum that would subject executive to the excise tax.

For purposes of these Change of Control Agreements:

(a) “Annual Compensation” is defined as the sum of the executive’s then current base salary, bonuses the Executive would have earned under the Executive Incentive Plan had target goals been achieved, target bonus dollar amount awarded to the executive under the Long-Term Executive Incentive Program, and annual Supplemental Retirement Plan contributions (where applicable).

(b) “Cause” is defined as (i) a persistent failure by the executive to perform the duties and responsibilities of their job, which is willful and deliberate on the executive’s part; (ii) criminal act(s) undertaken by the executive and intended to result in substantial gain or personal enrichment of the executive at the expense of the Company; (iii) unlawful conduct or gross misconduct that is willful and deliberate on the executive’s part and that, in either event, is materially injurious to the Company; or (iv) the conviction of the executive of a felony.

Death, Disability and Retirement

In the event of death, disability or retirement the named executives would be entitled to enhanced benefits under the Long-Term Executive Incentive Program.  All unvested, restricted shares that have been granted would immediately vest upon death, retirement or disability.  Additionally, if the named executive has been a participant in the Program Period for at least one year they would remain eligible for a prorated portion of any payouts earned under any such initiated, but not yet completed, Program Periods they had been a participant in, based on the achievement of the pre-established performance objectives at the close of such Program Period.  If at the time of death, disability or retirement the named executive had been in the Program Period for less than one year following the Program Period’s initiation, the Board has sole discretion to grant a prorated payout.  The estimated payouts in the event of death, disability or retirement were based on the assumption that the 2010-2012 Program Period and 2011-2013 Program Period would pay out at target.  In addition, the named executives would be eligible to receive balances under the compensation plans as outlined in the Compensation Discussion and Analysis on pages 13-24.  These include: the balance in Supplemental Retirement Account (Mr. Finke and Mr. Christensen only), the balance in Deferred Compensation Account (Mr. Finke and Mr. Christensen only), the balance in Rabbi Trust Account (Mr. Finke, Mr. Christensen, Ms. Jacobs and Mr. Nordquist only), and the award earned for 2011 fiscal year under the Executive Incentive Plan.  The payout of these balances is outlined in the table on page 30.  The named executives would also be eligible to receive accrued but unpaid salary, accrued but unused paid time off and the balance of their 401(k) account, which are not reflected in this table.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee evaluates and establishes compensation for executive officers and oversees our executive stock plans and other executive incentive and benefit programs.  Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation.  With this in mind, as the Compensation Committee, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 13-24 of this proxy statement.  The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation.  We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Myrita P. Craig, Chair	Diane L. Dewbrey
Lyle G. Jacobson R.	Wynn Kearney, Jr.

AUDIT COMMITTEE REPORT

Our management is responsible for financial reporting practices and internal controls.  Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements.  The Audit Committee is responsible for monitoring and overseeing these processes.

In connection with our consolidated financial statements for the fiscal year ended December 31, 2011, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, our Independent Registered Public Accounting Firm;

•
Discussed with our Independent Registered Public Accounting Firm the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received the written disclosures and letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communication with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC.

AUDIT COMMITTEE
Lyle T. Bosacker, Chair	Robert D. Alton, Jr.
Diane L. Dewbrey R.	Wynn Kearney, Jr

INDEPENDENT AUDITORS AND PAYMENT OF FEES TO AUDITORS

We retained Grant Thornton LLP as our Independent Registered Public Accounting Firm on March 19, 2007 and Grant Thornton LLP has audited the financial statements of HickoryTech for the fiscal years ending December 31, 2007 through December 31, 2011.  A representative of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions with respect to that firm’s audit.

The aggregate fees billed to HickoryTech for fiscal years 2011 and 2010 by Grant Thornton LLP, HickoryTech’s independent auditors, are as follows:

	Fiscal 2011	Fiscal 2010
Audit Fees	$446,741	$460,129
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
TOTAL FEES	$446,741	$460,129

Audit fees include audits of HickoryTech’s financial statements for the fiscal years ended December 31, 2011 and 2010, and reviews of HickoryTech’s financial statements included in HickoryTech’s quarterly reports on Form 10-Q during the last fiscal year.  Audit fees for fiscal 2011 and 2010 also include work associated with testing required under Section 404 of the Sarbanes-Oxley Act of 2002.

In 2003, the Audit Committee adopted policies and procedures requiring pre-approval for audit and non-audit services that would be provided by HickoryTech’s independent auditors, and Grant Thornton LLP’s engagements have been made pursuant to such policies and procedures.  The Audit Committee approved all services performed by Grant Thornton LLP during fiscal years 2011 and 2010.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Grant Thornton LLP’s independence and believes it is appropriate.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT AUDITORS

At this time the Audit Committee is recommending the firm Grant Thornton LLP as the independent auditor to audit the financial statements of HickoryTech for the fiscal year ending December 31, 2012.  Although shareholder ratification of HickoryTech’s auditors is not required by our Company by-laws or otherwise, we are submitting the selection of HickoryTech’s auditors to our shareholders for ratification to permit shareholders to participate in this important corporate decision.  If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor. The Audit Committee maintains the right to appoint, review and discharge HickoryTech’s independent auditors at anytime.  Grant Thornton LLP has served as HickoryTech’s independent auditor since 2007, and conducted the audits of the financial statements for each of the five years ended December 31, 2011.

In order for this proposal to pass, it must receive the affirmative vote of shareholders equal to the greater of (1) a majority of the voting power of the shares present and entitled to vote on this item of business, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at this meeting.

The Board of Directors Unanimously Recommends that You Vote “FOR” Ratification of Grant Thornton LLP as Independent Auditor.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC and to furnish HickoryTech with copies of such reports.  To our knowledge, based solely on review of the copies of such reports furnished to us for the fiscal year ended December 31, 2011, except as described below, all Section 16(a) filing requirements were filed in a timely manner.

The Form 4 Statement of Changes in Beneficial Ownership filing for 1,561 shares of direct ownership for John W. Finke, reflecting his spouse receiving shares transferred from his own direct ownership on December 29, 2010 was reported six days late on Form 5 Annual Statement of Changes in Beneficial Ownership on January 10, 2011.   The Form 5 Annual Statement of Changes in Beneficial Ownership for two June 25, 2009 transfers of 7,160 shares of indirect ownership into trusts for each of two minor-aged children of R. Wynn Kearney Jr., from a trust which had formerly held 14,320 shares as indirect ownership from Mr. Kearney’s deceased spouse, was reported 19 months late on February 3, 2011. The Form 4 Statement of Changes in Beneficial Ownership filing for 200 shares of indirect ownership acquired March 16, 2001, 300 shares of indirect ownership acquired November 10, 2006, 200 shares of indirect ownership acquired October 22, 2009, 200 shares of indirect ownership acquired October 13, 2011 and 260 shares of indirect ownership acquired January 12, 2012, all held in a private Investment Club in which Lyle G. Jacobson is 8.3% owner, was filed late, on January 17, 2012.

METHOD AND EXPENSES OF SOLICITATION

The cost of soliciting proxies, including the cost of preparing and mailing the notice regarding the availability of proxy materials and proxy materials that are mailed, will be paid by HickoryTech.  HickoryTech may reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.  In addition to solicitation by mail, officers or regular employees of HickoryTech, without extra compensation, may solicit proxies by personal interview, mail, telephone and other appropriate communication methods.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, if shareholders have the same address and the same last name and have requested householding in the past, they will receive only one copy of our printed notice. This procedure reduces our printing and postage costs and conserves natural resources.  Each shareholder who participates in householding will continue to have access to and use separate voting instructions.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by HickoryTech no later than November 29, 2012 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in May 2013.

Regardless of whether included in management’s proxy materials, the by-laws of HickoryTech state that to properly bring a proposal before a regular meeting of the shareholders, the shareholder(s) must submit a written notice to the Corporate Secretary of HickoryTech at least 120 days prior to the anniversary of the release of the prior year’s proxy statement.  The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal.  This notice must be received by HickoryTech no later than November 29, 2012.  In addition, if we receive notice of shareholder proposals after February 12, 2013, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

AVAILABILITY OF FORM 10-K

Shareholders may obtain a copy of HickoryTech’s Form 10-K for the 2011 fiscal year, free of charge, by a written request to HickoryTech’s executive offices directed to:

David A. Christensen, Corporate Secretary
HickoryTech Corporation
221 East Hickory Street, P.O. Box 3248
Mankato, Minnesota 56002-3248

DIRECTIONS TO ANNUAL MEETING

The Annual Meeting of Shareholders of HickoryTech Corporation will be held at the Mankato Civic Center at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, MN on Tuesday, May 8, 2012 at 10:00 a.m.  Please contact Investor Relations at 507-387-3355 if you require directions to our Annual Meeting.

OTHER MATTERS

Management does not know of other matters that may come before the Annual Meeting.  However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

BY THE ORDER OF THE
BOARD OF DIRECTORS
HICKORYTECH CORPORATION

Dale E. Parker -- Board Chair
Mankato, Minnesota

221 East Hickory Street
P.O. Box 3248

Mankato, MN  56002-3248

HickoryTech

HICKORYTECH CORPORATION
221 EAST HICKORY STREET
PO BOX 3248
MANKATO, MN 56002-3248

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. (CT) on May 7, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. (CT) on May 7, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43458-P19007 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HICKORYTECH CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to be elected for terms expiring in 2015	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lyle T. Bosacker
02) Myrita P. Craig
03) John W. Finke

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of Grant Thornton LLP as independent auditor.	▢	▢	▢

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL. PLEASE SIGN AND RETURN PROMPTLY. THANK YOU.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 8, 2012

10:00 a.m.

Mankato Civic Center

1 Civic Center Plaza

Mankato, Minnesota 56001

M43459-P19007

HICKORYTECH CORPORATION

221 East Hickory Street

P.O Box 3248

Mankato, Minnesota 56002-3248

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, May 8, 2012.

The shares of stock held in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Diane L. Dewbrey and Dale E. Parker, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof. Please vote, sign and date on the reverse side and return this card in the mail. Or, take advantage of the option to vote by phone or Internet. To vote by phone or Internet, please follow the instructions on the reverse side.

Thank you.

Continued and to be signed on reverse side